Exhibit 99.1

TOROTEL, INC.

Operating Data

(In Thousands, Except per Share)

Condensed Statements of Operations

	(Unaudited)		(Unaudited)
	Six Months Ended October		Three Months Ended October
	2003	2002	2003	2002
Net Sales	$2,197	$2,428	$1,119	$1,288

Gross Profit	$816	$1,046	$413	$529

Amortization of Intangible Assets	$77	$166	$39	$83

Earnings from Operations	$154	$296	$78	$148

Equity in Earnings (Loss) of Investee	$(68)	$1	$(42)	$(9)

Earnings before Provision for Taxes	$51	$262	$18	$121

Net Earnings	$51	$262	$18	$121

Basic and Diluted Earnings per Share:	$0.01	$0.05	$—	$0.03

Weighted Average Shares Outstanding	5,111	5,111	5,111	5,111

Condensed Balance Sheet

	(Unaudited)	(Audited)
	October 31, 2003	April 30, 2003
Cash	$491	$701
Current Ratio	1.59:1	1.52:1
Quick Ratio	1.26:1	1.29:1
Total Assets	$4,524	$4,494
Short-term Debt	$53	$56
Long-term Debt	$1,055	$1,079
Total Liabilities	$1,980	$2,001
Stockholders’ Equity	$2,544	$2,493